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                                                                   Exhibit 10.74


                                                              September 14, 2002



AmeriCredit Corp.
801 Cherry Street, Suite 3900
Fort Worth, Texas  76102



         Re:      Forbearance on Delinquency Triggers
                  on Transactions Insured by Financial Security Assurance Inc.



Ladies and Gentlemen:

     Reference is made to the Spread Account Agreement dated as of December 1, 1994, as amended and restated as of May 11, 1998, as amended as of October 25, 1999, as further amended as of May 22, 2000, as further amended as of November 29, 2000, among Financial Security Assurance Inc. ("FSA") and AFS Funding Trust and certain banks acting as collateral agents thereunder, as supplemented by several Series Supplements, each relating to a Series of Asset Backed Notes (a "Series") issued by an AmeriCredit Automobile Receivables Trust (an "Issuer Trust"), which Series and related Issuer Trust bear the same unique series designation (as so amended, restated and supplemented, the "Master Agreement"). Reference is further made to the several Insurance and Indemnity Agreements, each among FSA, an Issuer Trust, AmeriCredit Financial Services, Inc., AmeriCredit Corp. and any other affiliate of AmeriCredit Corp. that may be identified as a party thereto, and each relating to a Series (an "Insurance Agreement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Master Agreement or the respective Insurance Agreement and, where used with respect to a given Series, shall have the meaning given to them with respect to such Series.


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AmeriCredit Corp.                                                         Page 2
September 14, 2002



     FSA agrees that, beginning on October 6, 2002 and extending for a period of six Distributions Dates (through and including March 6, 2003), FSA shall not, with respect to any Determination Date related to the foregoing Distribution Dates, increase the Requisite Amount for any Series to the amount specified pursuant to the Master Agreement upon the occurrence of the Delinquency Ratio being equal to or exceeding certain specified amounts, but instead shall only increase the Requisite Amount for any Series to the amount specified pursuant to the Master Agreement upon the occurrence of the Delinquency Ratio being equal to or exceeding the amount specified with respect to a Determination Date pursuant to Appendix A hereto. AmeriCredit Corp. acknowledges and agrees that FSA has relied on the accuracy and truthfulness of information supplied to FSA by AmeriCredit Corp. and its affiliates in making the foregoing agreements. Should any of such information supplied to FSA by AmeriCredit Corp. and its affiliates contain a material misstatement or omission, the foregoing agreements shall be void ab initio and without effect and FSA shall have all the rights and remedies under the Master Agreement and the Insurance Agreements as if this Letter Agreement had never been entered into. FSA does not hereby grant any waiver or forbearance other than as specifically set forth herein and FSA shall not hereby be obligated to grant any similar waiver or forbearance at any time. FSA hereby expressly reserves all other rights and remedies FSA may have under the related transaction documents at law, in equity, or otherwise.

     AmeriCredit Corp. agrees to grant and deliver to FSA (for allocation among FSA and FSA's reinsurers as FSA deems appropriate), not later than 30 days following the execution and delivery of this Letter Agreement, warrants (the "Warrants") for Common Stock, par value $.01 per share, of AmeriCredit Corp.,
NYSE: "ACF" (the "Common Stock") exercisable at 120% of the (i) price at which the currently pending offering of Common Stock (the "Pending Offering") is completed, in an amount resulting in proceeds to the Company of at least $100 million, or (ii) if no such equity offering is completed by December 31, 2002, the average of the last 5 NYSE-quoted closing stock prices of the Common Stock of the calendar year 2002, in the amount of 1,287,691 shares, expiring no sooner than the fifth anniversary of the execution and delivery of this Letter Agreement. AmeriCredit Corp. agrees to grant, in connection with the Warrants, standard anti-dilution protection (but not including any anti-dilution protection in respect of (i) any options granted to employees or directors or
(ii) the Pending Offering) and demand and piggyback registration rights (but not including any piggyback registration rights in respect of the Pending Offering). AmeriCredit Corp. agrees that the FSA's Premium (including all Premium other than Premium Supplement) for each Series shall be increased by 10% effective as of the October 6, 2002 Distribution Date and continuing for all Distribution Dates thereafter. AmeriCredit Corp. agrees that the grant of the Warrants and the increase in Premium shall become unconditional upon execution and delivery of this Letter Agreement and shall not be affected by any expiration of FSA's agreements as set forth in the last sentence of the preceding paragraph.


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AmeriCredit Corp.                                                         Page 3
September 14, 2002



     This Letter Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and all of which taken together shall constitute but one letter. This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way to this Agreement shall be governed by, the law of the State of New York.

                                            Very truly yours,

                                            FINANCIAL SECURITY ASSURANCE INC.


                                            By:  /s/
                                                ------------------------------
Agreed to and accepted by:

AMERICREDIT CORP.


By:  /s/
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